Exhibit 10.31

PATENT RIGHTS AND ROYALTY AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of this 2nd day of January, 2002, by and between Archon Corporation (“Archon”), a Nevada corporation, and David G. Lowden (“Lowden”), an individual.

WHEREAS, Archon is a gaming licensee in the State of Nevada possessing expertise in the gaming business; and

WHEREAS, Lowden has conceived of a new product idea, known as the “Slot Table,” for incorporating a slot machine into a table game, and is the owner of Patent Number 5,630,586 in the United States Patent Office for said game (entitled “Combined Slot Machine and Table Game Apparatus and Method of Play,” filed April 16, 1996, and granted May 20, 1997); and

WHEREAS Archon and Lowden wish to enter into an agreement whereby Archon designs, develops, manufactures, markets, and conducts gaming operations for the purpose of exploiting the Slot Table exclusively in all jurisdictions worldwide allowing such activities.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, Archon and Lowden agree as follows:

Article I – DEFINITIONS

As used in this Agreement, the terms given below shall have the indicated meanings:

1.1                                 “Agreement” means this Patent Rights and Royalty Agreement under which Lowden shall grant Archon exclusive rights to the Slot Table,

1.2                               “Commencement Date” means the date this Agreement is entered into as set forth above.

1.3                                 “Intellectual Properties” shall mean patents, copyrights, trademarks, trade names, service marks, ideas, designs concepts techniques, discoveries or improvements including any and all devices and computer software, whether or not patentable and applications pending thereto.

1.4                                 “Parties” shall mean Archon and Lowden and their successors and assigns, and “Party” shall mean either one of them.

1.5                                 “Licensing” shall mean governmental licensing in any agreed upon jurisdiction to manufacture, sell, lease, otherwise distribute, or conduct operation of the Slot Table.

1.6                                 “Lowden Patent Rights” shall mean U.S. Patent Number 5,630,586 all continuations, continuations-in-part, foreign counterpart applications and divisions of such application; all patents issuing from such applications, continuations, continuations-in-part, foreign counterpart applications and divisions; and all reissues, reexaminations, renewals or extensions of any of the foregoing.

1.7                                 “Licensed Product Improvements” shall mean all improvements of the Slot Table made or acquired by Lowden (to the extent that any improvements are transferable) during the term of this Agreement, along with any Intellectual Properties arising from said Licensed Product Improvements.

Article II – CERTAIN PROPRIETARY TECHNOLOGY RIGHTS

2.1                                 Ownership – Except as otherwise provided in this Agreement, each party shall retain all rights to ownership, title or interests to any proprietary information, any inventions and any Intellectual Properties independently developed (without any design or technological input from the other Party) by them prior to the Commencement Date of this Agreement and during the term of this Agreement.  All independently developed Intellectual Properties shall remain the property of the Party that developed it.  It is expressly agreed that all new jointly developed (with input from the other Party) Intellectual Properties that are developed as a direct result of this Agreement, shall be the jointly owned properties of the Parties.

Article III –GRANT OF RIGHTS

3.1                                 Lowden Grant – Lowden shall grant to Archon exclusive worldwide rights, without restriction, to make, have made, market, distribute, sell, lease, otherwise distribute, install, use, service, and otherwise commercially exploit the Lowden Patent Rights.  Transfer or sublicensing of the Lowden Patent Rights by Archon is prohibited under the terms of this Agreement, except where Lowden has approved, in his sole discretion, such transfer or sublicensing by separate written agreement.

a.                                       Should Archon fail to make any new sales, leases, or other commercial arrangements with respect to the Slot Tables for a period of ninety (90) days, then upon written notice from Lowden, and upon failure of Archon to cure within thirty (30) days following said written notice from Lowden, Lowden shall have the right to convert Archon’s rights to the Lowden Patent from an exclusive to a non-exclusive basis.

b.                                      At any time during the one (1) year period following one (1) year from the date of final approval of the Slot Table (as designed and constructed by Archon) by the Nevada Gaming Control Commission, in the event that the number of Slot Tables on which Lowden is being paid royalty fees declines below twenty-five (25) or during the remainder of this agreement declines below fifty (50), then Lowden shall have the right to send a thirty (30) day written notice of termination of this Agreement to Archon.

3.2                                 Improvements – If Lowden develops any Licensed Product Improvements during the term of this Agreement, and provided this Agreement is still in force, the Licensed Product Improvements shall be made available to Archon under the terms of this Agreement without additional fees due and owing from Archon to Lowden.

3.3                                 Foreign Patent Filings – Lowden may file such additional U.S. Patent Applications and foreign applications relating to the Slot Table and any improvements thereon as Lowden sees fit.  In the event that Lowden wishes to file any foreign applications relating to the Slot Table, Lowden shall first notify Archon of his intent to file at least thirty (30) days prior to filing.  During the thirty-day notice period Archon shall have the option to pay all the costs related to the filings, in which case the intellectual property rights acquired shall be subject to the terms and conditions of this Patent Royalty Agreement, the same as the rights to U.S. Patent Number 5,630,586.  In the event that Archon elects not to pay the costs, then the foreign rights acquired shall not be subject to the terms of this Agreement.  In either event, Lowden shall be the owner of the foreign rights acquired.

3.4                                 Patent Maintenance Fees – All maintenance costs for issued Lowden Patent Rights shall be paid by Archon during the term of the Agreement.  Archon shall have the right to notify Lowden that it has no further interest in any particular patent requiring prosecution or maintenance payments, and Lowden may then elect to make the maintenance payments himself or abandon the patent.

3.5                                 Marking – Archon shall mark the Lowden Patent Number on all applicable Slot Table products.

3.6                                 Notices of Patent Prosecution – Lowden agrees to provide copies of all documents or correspondence sent to, or received from, the United States Patent Office or any foreign Patent Office relating to the Lowden patent rights within thirty (30) days of their mailing or receipt.

Article IV – PATENT ROYALTIES

4.1                                 Patent Royalty Amounts – As consideration for the grant of exclusive rights to the Lowden Patent Rights, Archon will pay to Lowden Three Hundred Dollars ($300.00) per month for each Slot Table placed in operation by Archon and Three Hundred Fifty Dollars ($350.00) per month for each Slot Table placed in operation by Archon which is linked to, or utilizes, a progressive jackpot.

4.2                                 Patent Royalty Payments – Archon will pay Patent Royalties to Lowden on a quarterly basis.  More particularly, Archon will make Patent Royalty payments within thirty (30) days after the close of each calendar quarter, namely on or before January 30, April 30, July 30, and October 30 of the applicable year.  Such payments will be for all Patent Royalties accrued for the immediately preceding quarter.  Unless otherwise instructed by Lowden, these payments will be made by check directly to Lowden at the following address:

David G. Lowden

3221 S. Torrey Pines

Las Vegas, NV 89146.

Simultaneously with the payment of Patent Royalties, Archon will provide a Patent Royalty report quantifying the Patent Royalty amounts accrued during the previous quarter explaining the basis for such payments.  If no Patent Royalties Fees are due to Lowden for a particular quarter, Archon will provide a report to Lowden so stating.

Article V – LOWDEN’S OBLIGATIONS

5.1                                 Consultation – During the term of this Agreement, Lowden agrees to provide ongoing consulting services to Archon relating to the Slot Table product and any Licensed Product Improvements developed by Lowden.

Article VI – WARRANTIES

6.1                                 Lowden Warranties – Lowden warrants that:

(a)                                  he is the owner of United States Patent Number 5,630,586 and he has the legal authority to grant exclusive rights to the patent to Archon.

(b)                                 his grant of the exclusive rights to Archon under the Lowden Patent Rights does not violate the terms and conditions of any other agreements which Lowden has entered into.

6.2                                 Archon Warranties – Archon warrants that:

(a)                                  it is a corporation in good standing under the laws of the State of Nevada.

(b)                                 by entering into this Agreement, it is not violating the terms and conditions of any other agreements which Archon has entered into.

(c)                                  its signatory to this agreement has the authority to represent and bind Archon and, to the extent necessary, has obtained the approval of the Board of Directors of Archon.

6.3                                 NO WARRANTY – EXCEPT AS SPECIFICALLY STATED IN ARTICLE VI, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, WHETHER TANGIBLE OR INTANGIBLE, DEVELOPED UNDER THIS AGREEMENT, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF ANY INVENTION, TEST, OR PRODUCT.

Article VII – CONFIDENTIALITY

7.1                                 Definition of “CONFIDENTIAL INFORMATION” – For the purposes of this Agreement “CONFIDENTIAL INFORMATION” means all proprietary concepts, designs, customer data bases, documents, information, processes, procedures, data, results, conclusions, know-how and the like (including knowledge of the terms of and actions taken pursuant to this agreement) which is disclosed or submitted orally, in writing, or in other tangible form which is designated as CONFIDENTIAL INFORMATION to one party by the other in connection with this agreement.  Lowden and Archon shall have no obligation with respect to any portion of such CONFIDENTIAL INFORMATION which:

(a)                                  is or later becomes generally available to the public by use, publication or the like, through no fault of the party receiving the CONFIDENTIAL INFORMATION; or

(b)                                 is obtained from a third party who had legal right to disclose the same to the party; or

(c)                                  is already possessed by the party as evidenced by the party’s written records, predating receipt thereof from the other party; or

(d)                                 is independently developed by the receiving party without reference to the disclosed information.

7.2                                 Confidentiality – The Parties agree that during the term of and any subsequent extension of this Agreement and for a period of three (3) years thereafter CONFIDENTIAL INFORMATION, as defined in Section 7.1, to one party by the other shall not be disclosed to any third party or used for any purpose other than those purposes specifically set forth in this Agreement, without the prior written consent of the other party.  It is understood that Lowden and Archon shall have no obligation with respect to any portion of such CONFIDENTIAL INFORMATION as described in Section 7.1 (a)-(d).

Article VIII – TERM AND TERMINATION

8.1                                 Term – The initial term of this Agreement shall be for five (5) years, and shall be extended thereafter automatically for additional two (2) year terms unless termination is effected by Archon within thirty (30) days prior to the next succeeding renewal term, or terminated earlier as specified in this Agreement.

8.2                                 Termination by Mutual Consent – Unless otherwise agreed, this Agreement shall end on the date provided in Paragraph 8.1.  Archon and Lowden may elect to terminate this Agreement, or portions thereof, by mutual written consent at any earlier date, and such consent shall be effective when signed by authorized signatories of both Parties.

8.3                                 Termination for Cause – If either party at any time commits a material breach of any covenant or agreement contained herein, and fails to remedy any such breach within ninety (90) days after receiving notice thereof, which notice shall specify the manner in which the Agreement has been breached by the other Party, such Party may, at its option and in addition to any other remedy that it might be entitled to, terminate this Agreement by notice in writing which will be effective upon receipt.

8.4                                 Termination for Failure of Market Test – In the event that the Slot Table fails Archon’s market tests, or does not prove to be a successfully marketable product despite Archon’s test efforts to market the product, Archon shall be entitled to terminate this Agreement upon thirty (30) days written notice.

Article – IX – MISCELLANEOUS

9.1                                 Public Relations/Use of Name – Each Party shall have the right to publicize the existence of this Agreement and use the name of the other Party with prior written consent of the other Party for the furtherance of the interests of this agreement.  Each Party agrees to furnish each other with the exact text to be used in publicity regarding the Slot Table and for approval, which will not be unreasonably withheld, prior to use.  Each Party agrees to promptly complete a review of the proposed publicity and deliver a response thereto.

9.2                                 Notices – All notices pertaining to or required by this Agreement shall be in writing and shall be signed by an authorized representative.  They shall be delivered by hand or sent by certified mail, return receipt requested, with postage prepaid, addressed as follows:

If to Lowden:

David G. Lowden

3221 S. Torrey Pines

Las Vegas, NV 89146

If to Archon:

Thomas K. Land, Senior Vice President & CFO

Archon Corporation

3993 Howard Hughes Parkway, Suite 630

Las Vegas, NV 89109.

Either Party may change the addressee or address by notice in writing given to the other Party.

9.3                                 Best Efforts – Archon and Lowden agree that each will use their best efforts to ensure the success of the exploitation of the Slot Table.

9.4                                 Auditing Rights – Lowden shall have the right to seek an independent audit of the Archon financial and accounting records relating to the Slot Table.

9.5                                 Designated Successors – The terms and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their lawful legal representatives and successors and assigns.

9.6                                 Enforceability of Provisions – If any covenant, obligation or provision contained in this Agreement or the application thereof to any person or circumstance shall to any extent be found to be invalid or unenforceable, the remainder of this Agreement or the application of the offending provision to any other person or circumstance, shall not be affected thereby and each covenant, obligation and provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

9.7                                 Entire Agreement – This Agreement constitutes the entire agreement between the Parties and supersedes all prior contracts, agreements and undertakings relating to the subject matter of this Agreement between the Parties.  There are no representations, warranties, collateral agreements or conditions affecting this transaction other than as expressed or referred to herein in writing.

9.8                                 Headings – The headings herein contained are intended for convenience of reference only and shall not form a part hereof nor affect the interpretation of this Agreement.

9.9                                 Jurisdiction – This Agreement shall be governed by and interpreted in accordance with the laws in force in the State of Nevada.  The Parties, as well as any of their employees or representatives, irrevocably agree to the exclusive jurisdiction of the Courts of the state of Nevada (or such judicial district of a court of the United states as shall include the same) for the determination of all matters arising hereunder.

9.10                           Modification – None of the terms of this Agreement may be waived or modified except by an express agreement in writing signed by authorized signatories of each Party.  The failure or delay of either Party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such Party of such right.

9.11                           Severability – Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

9.12                           Interpretation – All defined terms herein include the plural as well as the singular.  All references in this Agreement to designated “Sections” or “Paragraphs” and other subdivisions are to the designated Sections and Paragraphs and other subdivisions of this Agreement.  All references in this Agreement to any party shall include all permitted transferees of such party.  This agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provisions hereof or by reason of the status of the respective parties.  This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.

9.13                           Public Disclosure – Unless otherwise required by law, any public disclosure of the subject matter of this Agreement shall be approved by the parties hereto prior to release, provided that such approval shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as follows:

LOWDEN	ARCHON CORPORATION

By:	By:
David G. Lowden

Dated:	Dated: